Exhibit 99.1

SPANISH BROADCASTING SYSTEM, INC. REPORTS

RESULTS FOR THE FIRST QUARTER 2017

MIAMI, FLORIDA, May 22, 2017 – Spanish Broadcasting System, Inc. (the “Company” or “SBS”) (OTCQX: SBSAA) today reported its financial results for the first quarter ended March 31, 2017.

Financial Highlights

(in thousands)	Quarter Ended March 31,		%
	2017	2016	Change
Net revenue:
Radio	$28,224	$28,525	(1)%
Television	3,126	3,088	1%
Consolidated	$31,350	$31,613	(1)%
Adjusted OIBDA, a non-GAAP measure*:
Radio	$8,889	$9,023	(1)%
Television	(643)	(1,021)	(37%)
Corporate	(2,365)	(2,616)	(10)%
Consolidated	$5,881	$5,386	9%

* Please refer to the Non-GAAP Financial Measures section for a definition of Adjusted OIBDA and a reconciliation from Adjusted OIBDA to the most directly comparable GAAP financial measure.

Discussion and Results

“Our first quarter results mark a good start to the year as we continued to grow our total audience shares while also delivering improved operating results,” said Raúl Alarcón, Chairman and CEO. “Our strategy remains centered on maximizing the reach of our multi-media assets, including our radio stations which continue to hold leadership positions across the nation’s largest Hispanic markets. We have also further advanced our experiential platform and our mobile entertainment presence through our unique LaMusica app. Looking ahead, we will continue to operate with a focus on innovation as we look to capitalize on our multi-media capabilities and connect advertisers and brands with highly engaged Latino audiences across all media platforms.”

Quarter End Results

For the quarter-ended March 31, 2017, consolidated net revenues totaled $31.3 million compared to $31.6 million for the same prior year period, resulting in a decrease of $0.3 million or 1%.  Our radio segment net revenues decreased $0.3 million or 1%, due to decreases in national, network, and local revenue, which were partially offset by increases in digital sales and special events.  Our local sales decreased in our Los Angeles, Chicago, Puerto Rico and New York markets, while our national sales decreased in our Los Angeles, Chicago, Puerto Rico and Miami markets.  Our special events revenue increased primarily in our Los Angeles market.  Our

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television segment net revenues increased by less than $0.1 million or 1%, due to the increases in national and barter sales.

Consolidated Adjusted OIBDA, a non-GAAP measure, totaled $5.9 million compared to $5.4 million for the same prior year period, representing an increase of $0.5 million or 9%. Our radio segment Adjusted OIBDA decreased $0.1 million or 1%, primarily due to a decrease in operating expenses of $0.2 million and an decrease in net revenues of $0.3 million.  Radio station operating expenses decreased mainly due to decreases compensation and benefits, commissions, facilities expenses and professional fees offset by increases in digital programming costs related to the LaMusica App, affiliate station compensation and special events expenses.  Our television segment Adjusted OIBDA improved $0.4 million or 37%, due to the increase in net revenues of less than $0.1 million and a decrease in operating expenses of $0.3 million. Television station operating expenses decreased primarily due to decreases in professional fees, compensation and benefits, and barter expenses offset by increases in originally produced content costs and reduced production tax credits in Puerto Rico.  Our corporate expenses, excluding non-cash stock-based compensation, decreased $0.3 million or 10%, mostly due to a decrease in professional fees offset by an increase in compensation and benefits.

Operating income totaled $3.8 million compared to $3.8 million for the same prior year period, representing an increase of less than $0.1 million or 2%.  This increase in operating income was primarily due to decreases in operating and corporate expenses and offset by a decrease in net revenues and an increase in recapitalization costs of $0.8 million related to professional fees incurred by the Company in evaluating all options available towards executing a comprehensive recapitalization plan.

First Quarter 2017 Conference Call

We will host a conference call to discuss our first quarter 2017 financial results on Wednesday, May 24, 2017 at 11:00 a.m. Eastern Time.  To access the teleconference, please dial 412-317-5441 ten minutes prior to the start time.

If you cannot listen to the teleconference at its scheduled time, there will be a replay available through Wednesday, June 7, 2017 which can be accessed by dialing 877-344-7529 (U.S.) or 412-317-0088 (Int’l), passcode: 10107884.

There will also be a live webcast of the teleconference, located on the investor portion of our corporate Web site, at http://www.spanishbroadcasting.com/webcasts-presentations. A seven day archived replay of the webcast will also be available at that link.

About Spanish Broadcasting System, Inc.

Spanish Broadcasting System, Inc. owns and operates 17 radio stations located in the top U.S. Hispanic markets of New York, Los Angeles, Miami, Chicago, San Francisco and Puerto Rico, airing the Spanish Tropical, Regional Mexican, Spanish Adult Contemporary, Top 40 and Latin Rhythmic format genres. SBS also operates AIRE Radio Networks, a national radio platform which creates, distributes and markets leading Spanish-language radio programming to over 250 affiliated stations reaching 93% of the U.S. Hispanic audience.  SBS also owns MegaTV, a television operation with over-the-air, cable and satellite distribution and affiliates throughout the U.S. and Puerto Rico. SBS also produces live concerts and events and owns multiple bilingual websites, including www.LaMusica.com, an online destination and mobile app providing content related to Latin music, entertainment, news and culture. For more information, visit us online at www.spanishbroadcasting.com.

Forward Looking Statements

This press release contains certain forward-looking statements.  These forward-looking statements, which are included in accordance with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, may involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results and performance in future periods to be materially different from any future results or performance suggested by the forward-looking statements in this press release.  Although we believe the expectations reflected in such forward-looking statements are based upon reasonable assumptions, we can give no assurance that actual results will not differ materially from these expectations.  “Forward-looking” statements, as such term is defined by the Securities Exchange Commission in its rules, regulations and releases, represent our expectations or beliefs, including, but not limited to, statements concerning our operations, economic performance, financial condition, our recapitalization plan, growth and acquisition strategies, investments and future operational plans.  Without limiting the generality of the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “forecast,” “seek,” “plan,” “predict,” “project,” “could,” “estimate,” “might,” “continue,” “seeking” or the negative or other variations thereof or comparable terminology are intended to identify forward-looking statements.  These statements, by their nature, involve substantial risks and uncertainties, certain of which are beyond our control, and actual results may differ materially depending on a variety of important factors, including, but not limited to, those identified in our reports filed with the Securities and Exchange Commission including our Quarterly Report on Form 10-Q for the quarter ended March 31, 2017.  All forward-looking statements made herein are qualified by these cautionary statements and risk factors and there can be no assurance that the actual results, events or developments referenced herein will occur or be realized. We

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undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results.

(Financial Tables Follows)

Contacts:
Analysts and Investors	Analysts, Investors or Media
Joseph A. Garcia	Brad Edwards
Chief Financial Officer	Brainerd Communicators, Inc.
(305) 441-6901	(212) 986-6667

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Below are the Unaudited Condensed Consolidated Statements of Operations for the quarter ended March 31, 2017 and 2016.

	Quarter Ended March 31,
Amounts in thousands, except per share amounts	2017	2016
	(Unaudited)
Net revenue	$31,350	$31,613
Station operating expenses	23,104	23,617
Corporate expenses	2,444	2,993
Depreciation and amortization	1,132	1,250
(Gain) loss on the disposal of assets, net	(1)	(3)
Recapitalization costs	826	0
Operating income	3,845	3,756
Interest expense, net	(9,987)	(10,036)
Dividends on Series B preferred stock classified as interest expense	(2,433)	(2,433)
Loss before income taxes	(8,575)	(8,713)
Income tax expense (benefit)	2,263	2,603
Net loss	(10,838)	(11,316)
Net loss per common share:
Basic & Diluted	$(1.49)	$(1.56)
Weighted average common shares outstanding:
Basic & Diluted	7,267	7,267

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Non-GAAP Financial Measures

Adjusted Operating Income (Loss) before Depreciation and Amortization, (Gain) Loss on the Disposal of Assets, net, Impairment Charges and Restructuring Costs, and Recapitalization Costs excluding non-cash stock-based compensation (“Adjusted OIBDA”) is not a measure of performance or liquidity determined in accordance with Generally Accepted Accounting Principles (“GAAP”) in the United States.  However, we believe that this measure is useful in evaluating our performance because it reflects a measure of performance for our stations before considering costs and expenses related to our capital structure and dispositions.  This measure is widely used in the broadcast industry to evaluate a company’s operating performance and is used by us for internal budgeting purposes and to evaluate the performance of our stations, segments, management and consolidated operations.  However, this measure should not be considered in isolation or as a substitute for Operating Income, Net Income, Cash Flows from Operating Activities or any other measure used in determining our operating performance or liquidity that is calculated in accordance with GAAP.  Adjusted OIBDA does not present station operating income as defined by our Indenture governing the Notes.  In addition, because Adjusted OIBDA is not calculated in accordance with GAAP, it is not necessarily comparable to similarly titled measures used by other companies.

Included below are tables that reconcile Adjusted OIBDA to operating income (loss) for each segment and consolidated operating income (loss), which is the most directly comparable GAAP financial measure.

	Quarter Ended March 31, 2017
(Unaudited and in thousands)	Consolidated	Radio	Television	Corporate
Adjusted OIBDA	$5,881	8,889	(643)	(2,365)
Less expenses excluded from Adjusted OIBDA but included in operating income (loss):
Stock-based compensation	79	—	—	79
Depreciation and amortization	1,132	476	559	97
(Gain) loss on the disposal of assets, net	(1)	—	(1)	—
Recapitalization costs	826	—	—	826
Operating Income (Loss)	$3,845	8,413	(1,201)	(3,367)

	Quarter Ended March 31, 2016
(Unaudited and in thousands)	Consolidated	Radio	Television	Corporate
Adjusted OIBDA	$5,386	9,023	(1,021)	(2,616)
Less expenses excluded from Adjusted OIBDA but included in operating income (loss):
Stock-based compensation	383	6	—	377
Depreciation and amortization	1,250	488	663	99
(Gain) loss on the disposal of assets, net	(3)	(3)	—	—
Recapitalization costs	0	—	—	—
Operating Income (Loss)	$3,756	8,532	(1,684)	(3,092)

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Unaudited Segment Data

We have two reportable segments: radio and television.  The following summary table presents separate financial data for each of our operating segments:

	Quarter Ended March 31,
	2017	2016
	(In thousands)
Net revenue:
Radio	$28,224	$28,525
Television	3,126	3,088
Consolidated	$31,350	$31,613
Engineering and programming expenses:
Radio	$6,199	$6,032
Television	2,418	2,130
Consolidated	$8,617	$8,162
Selling, general and administrative expenses:
Radio	$13,136	$13,476
Television	1,351	1,979
Consolidated	$14,487	$15,455
Corporate expenses:	$2,444	$2,993
Depreciation and amortization:
Radio	$476	$488
Television	559	663
Corporate	97	99
Consolidated	$1,132	$1,250
(Gain) loss on the disposal of assets, net:
Radio	$—	$(3)
Television	(1)	—
Corporate	—	—
Consolidated	$(1)	$(3)
Recapitalization costs:
Radio	$—	$—
Television	—	—
Corporate	826	—
Consolidated	$826	$—
Operating income (loss):
Radio	$8,413	$8,532
Television	(1,201)	(1,684)
Corporate	(3,367)	(3,092)
Consolidated	$3,845	$3,756

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Selected Unaudited Balance Sheet Information and Other Data:

As of
(Amounts in thousands)	March 31, 2017
Cash and cash equivalents	$30,191
Total assets	$451,130
12.5% Senior Secured Notes due 2017, net	$274,624
Other debt	—
Total debt	$274,624
Series B preferred stock	$90,549
Accrued Series B preferred stock dividends payable	67,732
Total	$158,281
Total stockholders' deficit	$(124,866)
Total capitalization	$308,039

	For the Quarter Ended March 31,
	2017	2016
Capital expenditures	$276	$577
Cash paid for income taxes	$14	$—